Exhibit 3.34

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

AVTECH CORPORATION

UBI: 578064829

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Avtech Corporation, a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:

1. The name of the Corporation is Avtech Corporation.

2. This amendment to the Articles of Incorporation was adopted on April 10, 2012.

3. This amendment was approved and adopted by the Board of Directors of the Corporation on April 10, 2012. Shareholder approval was not required pursuant to Washington Business Corporation Act, Chapter 23B.10.20(5).

4. Article I of the Corporation’s Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

Name

The name of this Corporation shall be and is: AvtechTyee, Inc.

5. The effective date of this amendment shall be May 2, 2012.

Dated: April 10, 2012

By:	/s/ Gregory Rufus
Gregory Rufus
Secretary and Treasurer